Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter, Vice President and Chief Financial Officer
May 4, 2006

Thank you Steve and good morning everyone!

My comments relate primarily to the first quarter of 2006. We will file our Form 10-Q this morning. You will find more details there for the quarter ended March 31, 2006. During my remarks, I will provide earnings per share guidance for the second quarter and the full year. Additionally, I will provide new guidance with respect to operating margins in our Rail and Inland Barge groups.

We are pleased with our first quarter 2006 earnings of 70 cents per share. These results compare with earnings of 67 cents per share in the fourth quarter of 2005, excluding the 18 cent change associated with the European write-down. In the first quarter of the previous year, we reported earnings of 11 cents per share. Revenues for the first quarter increased 18% over the same quarter last year to $760 million. Our earnings of 70 cents per share exceeded the top end of our previous first quarter guidance by 5 cents per share. The higher results are primarily due to strong operating performance in our North American Rail Car production facilities.

At this time I will discuss the performance of our individual business segments.

Construction Products Group
Our Construction Products group, which plays a key part in our earnings diversification strategy, provided revenues which were up by 15% when compared to the same quarter of the previous year. Operating profit increased by $5.7 million and margins improved from 4.7% during the same quarter last year to 7.5% this year.

Our Concrete and Aggregate business accounted for 55% of this group’s revenues.

Our Highway Products business, which accounted for 28% of the group’s revenues, is also performing well. Revenues from this unit’s proprietary line of products continue to be strong.

Our Fittings and Bridge businesses account for the remainder of revenues. Both of these businesses are performing well.

Inland Barge Group
The Inland Barge group’s first quarter performance was consistent with our guidance, posting revenues of $82 million and operating profit of $6.6 million. Our March 31, 2006 backlog of work is approximately $327 million versus $89 million one year ago. This backlog does not include any barges associated with the announced multi-year contract with Ingram. We continue to have a very strong inquiry list at this time.

We anticipate Inland Barge revenues of approximately $75 to
$90 million per quarter during 2006. Operating profit margins are expected to range between 9% and 11% for the 12 months ending December 31, 2006. The first quarter margins represented orders in our backlog with less pricing strength than those which will be delivered in the remainder of the year.

Energy Equipment Group
Now moving to the Energy Equipment group, we are very pleased with the group’s first quarter performance. On a quarter-over-quarter basis, revenue increased approximately 46% to $68 million and operating profit improved by $5.9 million, bringing the quarterly margin to 16.3%. Our current backlog for Structural Windtowers continues to be strong. We anticipate the revenues from our Windtower business will grow to over $120 million in 2006 compared with approximately $67 million in 2005 and $11 million in 2004.

Leasing
In our Railcar Leasing and Management Services business, we reported revenues of $56.3 million, which were up $3.8 million on a quarter over quarter basis. Eliminating the effect of railcar sales from the fleet, revenues have increased by 24%, reflecting our commitment to growing our lease fleet. Total operating profit increased by $4.0 million due to the additions to the fleet and increased lease rates. We plan to invest between $450 and $550 million in net fleet additions during 2006.

Rail Group
In our Rail group, revenues were 24% higher on a quarter over quarter basis. Rail group sales to Trinity’s Leasing group were $148 million in the first quarter of 2006 with profits of $18.5 million, or approximately 22 cents per diluted share. This compares to sales to our Leasing group in the first quarter of 2005 of $72 million with profits of $4.5 million, or 6 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our European rail business continues to suffer from a depressed market. The total incurred loss was approximately $5 million for the first quarter. At our current build rate, we expect to incur a second quarter loss of between $3.0 and $4.0 million.

Our margin results for the rail segment were 10.6%. When you remove the effect of our European operations, North America achieved an operating margin of 11.9%.

Based on our current operating performance and the quality of our backlog, we are providing annual operating margin guidance for the North American Rail group of between 10% and 12%. This guidance is based on the following assumptions:

•	continued production efficiencies in North America, and

•	no significant supply problems in steel or other basic materials.

The effect of the European operating results should reduce the Rail segment margin between 1% and 1.5%.

Our North American backlog as of March 31, 2006 consisted of 25,541 railcars with an estimated sales value of approximately $1.9 billion. The backlog is subject to a variety of escalation provisions and firm raw material contracts. Together these items are referred to internally as cost coverage. Cost coverage of the current backlog is approximately 91%.

Consolidated

Moving to consolidated results:

Non-leasing capital expenditures are currently projected to be approximately $115.0 million for 2006.

We anticipate consolidated earnings for the second quarter to range between 78 and 85 cents per share.

Overall, our company guidance for 2006 has been improved. The new guidance is for earnings of between $2.90 and $3.10 for the full year on a fully diluted basis. Included in our assumptions for 2006 are:

•	the deferral of approximately $69 million in profit on railcar sales from our Rail group to our Leasing group, or roughly 85 cents per diluted share results in our European rail operations as discussed earlier

•	continuing to achieve production efficiencies in North America

•	no significant supply problems in steel or components

•	normal weather conditions, and

•	no unanticipated adverse resolution of legal matters.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA for the first quarter of 2006 was approximately $97 million.

At this time I will turn the presentation back to James for the question and answer session.